Exhibit 10.68

Reference Number: (Biao 113)

General Factory Lease Agreement

Party A: Shanghai Jin Qiao Pte Ltd

Party B: i-STT Pte Ltd

21st February 2001

Shanghai

Serial Number:

General Factory Lease Agreement

Party A: Shanghai Jin Qiao Pte Ltd

Address: No. 28, New Jinqiao Road

Legal Representative: Yang Xiaoming

Party B: i-STT Pte Ltd

Address: 20 Ayer Rajah Crescent         #05-05/08 Singapore 139964

Executive Director: Xiao Deyang

WHEREAS Party A is the legal owner of the Factory for lease (as defined below) and intends to let the Factory for lease to Party B and Party B intends to rent the Factory for lease from Party A;

NOW in accordance with the <Contract Law of the People’s Republic of China>, <Law of the People’s Republic of China on Urban Real Estate Management>, <Measures on the Lease of Urban Properties>, <Operational Details of (Measures on the Lease of Properties) Implemented in Shanghai>, <Regulations of Property Leasing in Shanghai> and other relevant stipulations and with reference to current practices in China and in the various development districts in Shanghai, both parties reach the following unanimously with regard to the leasing of the Factory:

1.	Definition
1.1	Factory for lease: refers to the 1st and 2nd storey of the general-purpose factory at the general-purpose factory block No. 48 [*general-purpose factory lot No. 2 (T52-2)] (No. 1112, Chuanqiao Road) located at Plot 52, Jinqiao Export Processing District, Shanghai that Party A leases out to Party B and Party B rents from Party A. It has a total building area of 8456 metres (the actual area shall be based on the survey conducted by the relevant authority). Its geographical location and structure are indicated in Appendix I <Manual of Technical Indices on the Construction of General-purpose Factory Buildings>.

The variance between the measured area and 8456 square metres must not exceed 338.24 square metres. For variance within 338.24 square metres, the rent shall be refunded for any overpayment or supplemented for any deficiency. In the event that the difference between the measured area and 8456 square metres is larger than 338.24 square metres, Party A shall not charge rental for the area that exceeds 338.24 square metres and Party B shall be allowed to use the area at no cost; in the event that the difference between 8456 square metres and the measured area is larger than 338.24 square metres, Party B shall be entitled to terminate this Agreement.

1.2	Property Management Company: In this Agreement, it refers to the property management company that has signed a property management contract with the owner(s) of the factory district where the factory for lease is located, which shall be responsible for the property management of the said factory district.

1.3	Supporting facilities: Unless otherwise stated, the following two areas shall be included in this Agreement:
(1)	Power supply, water supply, telecommunication and gas pipes;
(2)	Drainage of rain water, waste water drainage pipes and connections;

Specific details on the relevant supporting facilities of this Agreement are shown in Appendix II <Letter of Confirmation of Supporting Facilities of General-purpose Factory Building for Lease>.

1.4	Places for private use: In this Agreement, these refer to places inside the factory building for lease such as the production workshop, power distribution room, toilets, pantry, auxiliary room and wall spaces.

1.5	Places for common use: In this Agreement, these refer to places inside a general-purpose factory building that are shared and used by the owners and tenants of the entire block of factory building. They include the lobby, the staircase, lifts, engine room for lifts, meter room, water pump room, corridors, loading and unloading platforms, outdoor wall spaces and roofing. Party B shall not occupy places for common use for itself.

1.6	Periodic Year: In this Agreement, it refers to 1st April of the preceding year to 31st March of the following year.

2.	The legal status of both parties

2.1	Based on the duplicate copy of the Business Licence of Party A in Appendix III of this Agreement provided by Party A, Party A is an economic entity approved by the state, responsible for the development and management of Shanghai Jinqiao Export Processing District. It is incorporated in China.

2.2	Based on the duplicate copy of the Certificate of Incorporation of Party B in Appendix IV of this Agreement provided by Party B, Party B is a legal economic entity in Singapore, engaging in the development of computer network technology.

Party B shall invest in the establishment of an enterprise with foreign investment in Shanghai Jinqiao Export Processing District. According to the duplicate copy of the approval certificate in Appendix V, issued by the Evaluation and Approval Department for Chinese Investment with regards to Party B establishing a foreign enterprise, the said enterprise has been approved by the state for incorporation, and is an economic entity which is involved in production business. It is incorporated in China.

From the day that the said enterprise with foreign investment is incorporated, both Parties agree that Party B shall transfer all its rights and obligations under this Agreement to the said enterprise and the said enterprise shall rent the general factory stipulated in this Agreement. Both Parties and the said enterprise with foreign investment shall execute an agreement for the relevant changes in due course.

3.	Use of Factory for Lease

3.1	Party A has provided Party B with a copy of “Licence for Planning of Construction Project”(Reference Number Hu Pu Jian (00) No. 388) of the Factory for Lease as Appendix VI of this Agreement; the Factory for Lease is used as a production site.

3.2	Party B undertakes that the Factory for Lease shall be used as Party B’s production site; its scope of operation includes but not limited to activities such as managing of servers, leasing of machines and motor rooms, etc. Party A confirms that Party B could use the Factory for Lease for 24 hours a day, 365 days a year continuously in a proper manner.

3.3	During the lease period, without prior written consent of Party A and the approval of the relevant departments according to stipulations, Party B shall not change the usage of the Factory for Lease.

4.	The Lease Period

4.1	Party B shall rent the Factory for Lease for a period of three years from 1st April 2001 (hereinafter referred to as “the Date of Commencement of Lease”) to 31st March 2004 (hereinafter referred to as “the Expiry Date”).

4.2	During the ease period, the right of use of the factory lot for lease shall belong to Party B. Its lawful rights and interests shall be protected by state laws.

5	Rent for the factory lot, property management fee and the mode of payment

5.1	Rent for the factory lot shall be three hundred and twenty-eight dollars and fifty cents (RMB 328.50) per square metre floor area per year. It amounts to two million seven hundred and seventy-seven thousand seven hundred and ninety-six dollars (RMB 2,777,796) per year for a total floor area of 8456 square metres. The property management fee shall be two dollars (RMB 2) per square metre floor area per month which amounts to sixteen thousand nine hundred and twelve dollars (RMB16,912) for the total floor area of 8456 square metres.

5.2	Within 15 days upon signing of this Agreement, Party B shall pay a deposit equivalent to two months’ rent to Party A which amounts to four hundred and sixty-two thousand nine hundred and sixty-six dollars (RMB 462,966). From the day Party A hands over the factory lot for lease to Party B, the above-mentioned deposit paid shall be converted to security deposit for renting the factory lot. If Party A is unable to hand over the factory lot for lease to Party B or this Agreement cannot go into effect officially due to causes attributed to Party B, there shall be no refund of the deposit paid by Party B.

5.3	The rent from the date of commencement of the lease to the end of that month shall be remitted by Party B to the account of the bank of deposit designated by Party A within 3 days from the date this Agreement goes into effect. Subsequently, Party B shall remit the rent for the current month to the account of the bank of deposit designated by Party A before the 15th of the month (see the last page of this Agreement).

5.4	The rent of the factory lot for lease shall not be adjusted for the first three periodic years from the Date of Commencement of Lease; from the fourth periodic year, the rent could be adjusted (upwards or downwards) every three periodic years, the adjustment shall not be exceed 5% of the total rent of the previous periodic year. The adjustment shall be based on the trend of fluctuation margin of the general leasing market of similar factories (of similar development district and similar type of factory) in Pudong New District, Shanghai.

5.5	The property management fee for the factory lot for lease shall be paid from the date of hand over of the factory lot. The property management fee from the date of hand over of the factory lot to the end of that month shall be paid directly to the property management company on the day of hand over of the factory lot. Subsequently, Party B shall pay the property management fee directly to the property management company before the 15th of every month. The bank account of the property management company is as follows:

Shanghai Jin Qiao Pte Ltd

Bank of Deposit:         Jinqiao Agricultural Bank General Business Department

Account No.: 033432-10801016449

6.	Other expenses for the factory lot for lease and the mode of payment

6.1	If Party B uses the supporting facilities, the articles and clauses of <Confirmation of Supports for the Leasing of General-purpose Factory Buildings> (Appendix II) shall apply.

6.2	During the lease period, expenses on water, electricity, gas and waste water shall be borne by Party B. Of these, charges for electricity at places for private use shall be paid by Party B to the power supply department directly. Charges on water shall be paid by the property management company on behalf of the tenants and Party B shall pay the management company according to the sub-meter reading in the meter room. Charges for water and electricity at the places for common use within the location of factory for lease shall be entered into the property management fee, and shall not be collected separately.

6.3	During the lease period, Party B shall be responsible for the power consumption in the use of lifts. The property management company shall be responsible for the inspection and repair of lifts and training of operators of Party B. If Party B causes damage to the lift, it shall be responsible for the restoration or compensation.

6.4	Party A shall provide 8 parking lots to Party B free of charge. Of these, four are parking lots for trucks and four are for small passenger vehicles.

6.5	For the procedure of payment, details of charges and details on the use of supporting facilities in Clauses 6.1 – 6.4 mentioned above, see Appendix VII <Guide for Users of General-purpose Factory Buildings in the Jinqiao Export Processing District, Shanghai>.

7.	Hand over of factory lot for lease

7.1	Party A shall hand over the factory lot for lease to Party B on 1 March 2001 (referred to as “the date of hand over” below). The relevant quality inspection department should have inspected the factory before Party A informs Party B of the handing over.

7.2	Within three days before the date of hand over of the factory lot for lease, Party A shall present the <(Sample) of Notice of Occupation> similar to Appendix VIII of this Agreement to Party B, informing Party B to go through the formalities of occupation in writing and carry out the hand over of the factory lot for lease. Party B shall send personnel to attend to the hand over on that day. If Party B fails to be present on the day of hand over and fails to request Party A in writing to hand over the factory for lease after 14 days, the factory lot for lease shall be considered as handed over to Party B on the date of hand over.

7.3	On the day of hand over of the factory lot for lease, parties A and B shall sign on the hand over documents similar to the <(Samples) of Documents of Hand Over of Factory Lot for Lease> in Appendix IX to indicate that the hand over of the factory lot for lease has been completed.

7.4	Party A undertakes that the factory for lease shall be completed, inspected and accepted by the relevant government departments and obtain the relevant certification before 15th March 2001; failing which, Party A shall provide Party B with another suitable factory of which qualified certification of completion has been obtained. Party A shall bear all direct expenses incurred by Party B in renovation and removal, and compensate Party B with a renovation period of one month.

8.	Sub-lease

8.1	Unless otherwise stated in writing, the lease of the factory lot shall be limited to the production needs of the enterprise with foreign investment of Party B.

As Party B plans to work in stages, the first stage of the project shall only utilise part of the factory for lease, utilisation of the remaining parts of the factory shall be based on the market needs and the whole project shall be completed progressively with the commencement of the second stage of the project. In view of the above mentioned reasons, Party A agrees to allow Party B to sub-lease the remaining parts of the factory during this period, but the production works of such tenant shall satisfy the environmental needs and property directives of Jinqiao Export Processing District, and Party B shall not benefit from the sub-lease. Once the second stage of the project commences, Party B shall recover the said sub-leased part of the factory, and use the whole factory for its own production works.

9.	Other rights and obligations

9.1	During the lease period, logistic services such as security, cleanliness and maintenance of green areas of Party B’s places for private use shall be provided by the property management company. Party B shall hold consultations with the property management company and sign the relevant contracts of engagement. Party B may also determine the companies that provide logistic services by calling tenders. The property management company referred to in this Agreement may participate in the tenders. The credentials of companies that submit tenders must be recognised by Party A.

9.2	Party B shall not damage the supporting facilities by any means. Should there be any damage, Party B shall restore them to the original conditions and bear all expenses.

9.3	During the lease period, should Party A need to carry out package facilities work in the factory for lease, Party B shall be given prior notice. Should Party A cause any damages to Party B’s machinery and facilities, Party A shall be liable to restore them to the original condition and bear all such expenses. Works carried out by Party A shall not affect Party B’s operations, failing which the rent shall be deducted according to a per day basis.

9.4	Party A shall be responsible for the natural wear and tear of the factory for lease. Party A shall carry out repairs based on the regulated time and maintenance scope according to the maintenance cycle of the general factory of the factory for lease. Party B shall be responsible for the repair or compensation of corresponding monetary losses for damages to the factory for lease due to human factor.

9.5	During the lease period, Party B shall not damage the factory for lease and its equipment and accessory facilities. It shall not be allowed to change the use of the factory for lease, demolish and build at will or damage the structure of the factory for lease.

9.6	During the period of lease, if Party B has to carry out partition, refitting and/or partially reconstruct the factory lot for lease, it must obtain the prior written consent of Party A and the approval of the property management company in accordance with the procedure stipulated in Appendix VII. The above-mentioned actions of Party B shall not violate state and local laws, regulations and stipulations in construction, fire-fighting, environmental protection and industrial hygiene. They shall not damage the factory lot for lease and the building structure of the general-purpose factory building where it is situated. The relevant government departments, Party A and the property management company shall be entitled to carry out supervision and inspection on Party B and demand immediate alteration by Party B. Furthermore, Party B shall not damage the building structure of the factory lot for lease. If there is damage or change in the building structure, Party B shall be responsible for restoration to the original conditions and bear all the expenses. Expenses on partition, decoration or partial reconstruction and the responsibility of maintenance shall be solely borne by Party B.

9.7	Clients who purchase and/or rent the same general factory shall not occupy the places for common use or other areas outside the limits of the factory lot for lease for any reason. When Party B installs equipment and pipes that involves places of neighbouring owners or users, consent of the neighbouring users shall be sought and the normal use of the factory building shall not be affected. Should there be defaults, Party B shall be responsible for removing obstructions and restoration to the original conditions and bear all charges.

9.8	There shall be no construction of any attached buildings or structures to the external walls and roof of the factory lot for lease and the general-purpose factory building where it is situated. If the construction is necessary under special circumstances, written consent from Party A shall be sought.

9.9	Party B shall take care of the environmental hygiene in response to the relevant laws, regulations and provisions of the state and Shanghai City.

9.10	Works such as management of places for common use and environmental management of factory area, etc., shall be handled according to Appendix X <Regulations on the Use, Management, Maintenance and Repair for General-purpose Factory Buildings at the Jinqiao Export Processing District, Shanghai>.

9.11	Party A shall be responsible for items outside the factory for lease such as public sanitation, greenery maintenance, etc.

9.12	Shanghai Jinqiao Export Processing District has already attained the certification of ISO14000. Party B shall adhere to Appendix XI <Environment Regulations at the Jinqiao Export Processing District> of this Agreement.

9.13	During the lease period, should Party A wish to sell the factory for lease, Party B shall enjoy priority to purchase under the same conditions. Party A shall inform Party B in writing three months in advance of its intention to sell the factory for lease. Party B shall reply to Party A in writing as to whether it would like to purchase the factory for lease within 15 days upon receiving Party A’s written notice. Should Party B fail to reply in writing before the time frame, it shall be deemed that Party B has abandon its right to purchase the factory for lease. When Party A transfers the factory for lease to another party, Party A must obtain the undertaking of the transferee that it shall, during Party B’s lease period, continue to fulfil Party A (owner)’s responsibilities and obligations under this Agreement, and be bounded by the provisions of this Agreement.

9.14	During the lease period, Party B shall enjoy purchasing right of the factory for lease. Party A agrees that if Party B exercises the said right within one year from the date of hand over, and both Parties reach an agreement with regards to the sale of the factory for lease within the same one-year period, Party B shall have the right to purchase the factory at a price of US$430 per square metre. The rent that Party B prior the purchase of the said factory could be converted into the amount paid for purchasing the factory. Should Party B exercise the said right one year after the date of hand over, Party B shall purchase the said factory at market price.

9.15	Before signing the formal Lease Agreement, Party A undertakes as follows:

1) Should there be another party who may rent or purchase the factory beside or near to the factory rented by Party B, Party A shall inform Party B of the party’s business dealings, and Party B shall ascertain if the party’s operations would damage or affect its own operations. The said damages or effects shall include but not limited to violent vibrations that result in the vibration of Party B’s engine room, potential hazards caused by combustible or explosive substances, hazardous or severely polluting gases, loud noises (referring to noises of more than 65 decibels measured at a position of 1 metre away) and strong electro-magnetic interference. In addition, Party B shall confirm that the production it is engaging does not cause any damage or effect on any third party of a neighbouring or/and nearby factory. The damage or effects include but not limited to the engine room vibration caused by violent vibrations, hazards caused by combustible and explosive substances, hazardous or severely polluting gases, loud noises (referring to noises of more than 65 decibels measured at a position of 1 metre away) and strong electro-magnetic interference. However, when disputes arise from the above-mentioned issues, both parties shall employ a third party independent authority for confirmation.

2) Party A shall assist Party B actively in expanding the electrical power of the entire factory for lease to 4500KW.

3) Party A shall assist Party B in the broadband connections between the factory leased by Party B and Shanghai Telecommunication and Jinqiao Telecommunication. Party A assures that there will be optical cable/electrical cable channel within a short distance from the factory leased by Party B, and at the same time, allows Party B to connect the optical (electrical) cables from the nearest channel to the factory’s interior by underground method. The specific works shall be executed according to the prevailing relevant regulations.

4) As Party B expands its business, Party A shall, within its power, allow Party B to use its optical (electrical) cable channel or connect the current factory and the factory newly leased by Party B from Party A using optical cable by breaking ground/breaking road. The above mentioned fees shall be borne by Party B.

5) Party B could install supplementary facilities such as generator, air-conditioning outdoor compressor, and oil storage tank. Party B shall discuss with Party A with regards to the specific location of these facilities before installation.

6) Due to the limitations of the business operated by Party B, fire safety system of the factory for lease shall be changed from sprinkler type to gaseous type. Party A shall assist Party B in the testing and inspection, as well as the licensing matters of the fire safety system.

9.16	Party A shall be responsible for the registration of the lease at the Land and Building Department.

10. Extension and termination of contract

10.1	Upon expiry of the lease period of the factory lot for lease, Party B may apply for extension. To apply for an extension, Party B shall satisfy the following conditions:
(1)	Written application for extension should be delivered to Party A at least three months before the expiry of the prevailing lease;
(2)	Should the extension exceed the operational period, Party B shall also submit approval document from the Examining and Approving Department for Investment indicating its consent to the extension of Party B’s operational period. Such document should be delivered to Party A together with the document mentioned in the previous clause;
(3)	Both Parties A and B have agreed on the rent of the factory for lease in accordance with Clause 5.4.

10.2	After Party B submits an application for extension according to Clause 10.1, Party A must not make any legally binding commitments to any third party with regards to lease matters of the factory for lease before the expiry date stipulated in this Agreement.

10.3	If Party B applies for extension according to Clause 10.1, Party A shall grant consent to the application. Both parties shall draw up a new < General Factory Lease Agreement> with reference to the objectives of this Agreement. From the date of expiry to the date when the new < General Factory Lease Agreement> goes into effect, this Agreement continues to be effective and both parties shall fulfil their obligations under this Agreement. However, within six months from the expiry date, should both Parties be unable to sign a new “General Factory Lease Agreement”, unless both parties reach a written agreement to continue discussion on the extension of lease, this Agreement shall be terminated automatically. The termination date shall be the first day of the seventh month from the expiry date.

10.4	When any party of this Agreement has to terminate this Agreement in advance due to special reasons, the other party shall be informed in writing three months in advance. With the other party’s consent, both parties may agree to terminate this Agreement in advance and draw up the compensation terms in writing.

10.5	If Party A fails to hand over the factory for lease for a period exceeding 60 days from the date of hand over, Party B shall be entitled to cancel this Agreement unilaterally by way of a written notice. If Party B fails to pay rent or any other charges according to schedule for a period exceeding 60 days, Party A shall be entitled to cancel this Agreement unilaterally by way of a written notice. In addition, under notarisation by a notary organisation, Party A shall be entitled to remove all articles such as equipment and machines from the factory lot for lease in the absence of Party B and expenses incurred for the removal and storage of such articles shall be borne by Party B.

Should any party terminate this Agreement in accordance with the above clause of this Agreement, the date of termination shall be the following day of which such party issues a written notice.

10.6	If Party B does not extend the lease under this Agreement after its expiry, or terminates the Agreement in accordance with Clause 10.3 to 10.5, Party B shall return the factory for lease to Party A on the date of expiry or the day following the date of termination. However, should it be difficult for Party B to return the factory for lease on the expiry date or the second day of the termination, the return of the factory could be delayed for two months after obtaining Party A’s prior written consent. During the two-month grace period, Party B shall pay monthly rent to Party B according to the rent of the prevailing month of the expiry date, and pay the agreed property management fees and other fees stipulated in this Agreement. For the procedure by which Party B returns the factory for lease, please refer to Appendix VII of this Agreement. Party B shall comply with the following conditions when returning the factory for lease to Party A:

(1)	If Party B has carried out partitioning, refitting and/or partial reconstruction, it shall restore the premises to the conditions before the reconstruction;
(2)	Party B shall be responsible for the repair or compensation of damages to the facilities or supplementary equipment due to human factor;

(3)	Party B shall be responsible for the dismantling works during the restoration of the factory, as well as the removal of the debris by transporting them to the relevant dumping ground for construction debris located outside the factory district;
(4)	An acceptance check shall be passed by Party A;
(5)	The factory lot for lease shall be returned to Party A intact, including keys and codes.

10.7	Without the prior written consent of Party A, if Party B fails to return the factory for lease according to schedule, apart from the payment of penalty according to this Agreement, it shall also continue to pay the monthly rent for the factory for lease according to the monthly rent on the day of expiry (period less than a month shall be considered as one month). In addition, it shall continue to pay the property management fee and other charges according to this Agreement.

11.	Liability for default

11.1	Unless otherwise stated in this Agreement, any of the following events shall constitute a default by Party A:

(1)	Failure to hand over the factory for lease to Party B by the date of hand over;
(2)	The factory provided fails to comply with the conditions stipulated in this Agreement;
(3)	Carry out works in the factory for lease without informing Party B in advance, thus causing damages to Party B’s normal production operation;
(4)	Violation of other articles and clauses of this Agreement.

11.2	Unless otherwise stated in this Agreement, any of the following events shall constitute a default by Party B:

(1)	Sub-lease of the factory for lease without Party A’s consent;
(2)	Damage to the various supporting facilities that lead to economic losses suffered by Party A;
(3)	Damage to the factory for lease or alteration of building structure without permission;
(4)	Failure to return the factory to Party A in according with provisions;
(5)	Violation of other articles and clauses of this Agreement.

11.3	If any of the events described in Clauses 11.1 (1), (2) or (3) or Clauses 11.2 (1) or (4) occurs, the defaulting party shall pay penalty to the other party. The penalty shall be calculated on a daily basis. The method of calculation is as follows:

(1)	The daily penalty shall be 0.3% of the annual rent, ie. Eight thousand three hundred and thirty three dollars and 39 cents (RMB 8,333.39);

(2)	Number of days of default = Number of calendar days from the day of occurrence of default to the day the default is rectified;
(3)	Amount of penalty = daily penalty × number of days of default.

11.4	In the event of any other default other than those listed in Clause 11.3, the defaulting party shall compensate the other party for its economic losses. If the economic losses caused by the default exceed the penalty, the defaulting party shall also compensate for the part that exceeds the penalty. The compensation shall be jointly computed and determined by both parties according to the extent of economic losses. It may also be determined by a third party with professional authority jointly authorised by both parties.

11.5	Upon occurrence of a default, if the performing party demands for the continual fulfilment of the Agreement, regardless of whether the payment of compensation has been made, the defaulting party shall continue to fulfil its obligations under this Agreement. If the duration of default exceeds 60 days, the abiding party may issue a notice to the defaulting party to terminate this Agreement immediately. The termination of the Agreement shall not affect the abiding party’s right to seek compensation.

11.6	Penalties and compensations shall be paid within 10 days from the day of confirmation of liability of default. If the default continues on the day of payment and compensation and thereafter, the defaulting party shall continue to pay for the penalty and compensation until the act of default ceases.

11.7	It shall be considered as overdue payment under one of the following circumstances. For each day overdue, surcharge for overdue payment shall be paid according to the proportion of 0.003 of the outstanding amount.

(1)	The rent, property management fee and other charges to be paid by Party B are overdue;
(2)	Overdue payment of penalty or compensation by either party.

12.	Contract documents

12.1	The appendices of this Agreement are incorporated into this Agreement as they are referred to and shall be an inseparable component of this Agreement. They shall have equal effects as this Agreement.

12.2	The appendices of this Agreement include the following:

(1)	Appendix I: < Manual on the Technical Indices of General-purpose Factory Buildings>;

(2)	Appendix II: <Confirmation of Supports for the Leasing of General-purpose Factory Buildings>;

(3)	Appendix III: Duplicate of Party A’s Business Licence;

(4)	Appendix IV: Duplicate of Party B’s Certificate of Incorporation;

(5)	Appendix V: Copy of the approval certificate issued by the Evaluation and Approval Department for Chinese Investment with regards to the enterprise set up by Party B.

(6)	Appendix VI: <Licence for Planning of Construction Project> (Reference Number Hu Pu Jian (00) No. 388)

(7)	Appendix VII: <Manual for Users of General-purpose Factory Buildings at the Jinqiao Export Processing District, Shanghai>;

(8)	Appendix VIII: <(Sample) of Notice for Occupation>;

(9)	Appendix IX: <(Sample) of Letter of Hand Over of General-purpose Factory Lot>;

(10)	Appendix IX: <Regulations on the Use, Management, Maintenance and Repair for General-purpose Factory Buildings at the Jinqiao Export Processing District, Shanghai>;

(11)	Appendix XI: <Environment Regulations at the Jinqiao Export Processing District;

13.	Others

13.1	For Party B to rent a factory other than the for lease (limited to within Plot No. 52), should there be an vacant factory or lease withdrawal, Party A shall inform Party B in writing. Under the same conditions, Party B shall enjoy priority to rent or purchase.

13.2	Both parties shall not be responsible for losses to both parties due to Force Majeure. When it is not possible to fulfil the conditions of this Agreement, the party that encounters an event of Force Majeure shall immediately inform the other party. In addition, it shall provide, within 15 days, the details of event and the inability to fulfil the Agreement or part thereof or the reason for the requirement to extend the fulfilment. Both parties may hold consultations to decide whether to terminate the Agreement based on the impact of the Force Majeure event on the fulfilment of the Agreement.

13.3	Occurrences of neighbouring relations between Party B and other parties during the lease period shall be handled according to the relevant stipulations of the state.

13.4	Disputes that arise in the course of fulfilling this Agreement shall be resolved by both parties through consultations. Matters that cannot be resolved through consultations shall be brought to the People’s Court at the place where the factory building for lease is located.

In the occurrence of a dispute and the course of its settlement, unless otherwise stated by law or this Agreement, no party shall be allowed to suspend or terminate the fulfilment of the obligations of this Agreement.

13.5	If there are matters not addressed by this Agreement, upon mutual consultations and agreement, separate agreements may be reached as components of this Agreement and they shall posses equal effectiveness as this Agreement.

Upon mutual consultations and agreement, amendments may be made on this Agreement. Before the amended documents go into effect, both parties shall still perform according to the provisions of this Agreement.

13.6	This Agreement shall go into effect after the legal representatives or authorised representatives have signed and Party B has paid the full security deposit according to this Agreement.

13.7	After this Agreement has gone into effect, the laws, regulations and stipulations based on which the state or Shanghai City amends this Agreement or the promulgation of new laws, regulations and stipulations shall have retrospective effect on this Agreement. Both parties shall amend this Agreement timely to ensure that the lawful rights and interests of both parties shall not be harmed.

13.8	This Agreement shall be written in Chinese.

13.9	The signing, validity, interpretation, fulfilment and settlement of disputes of this Agreement shall be under the jurisdiction of the law of the People’s Republic of China.

13.10	This Agreement shall be in quintuplicate. Parties A and B shall hold two copies each, the relevant land and building registration department shall hold one copy.

13.11	This Agreement shall be signed by parties A and B on 21 February 2001 in Shanghai for the compliance of both parties.

Party A: Shanghai Jin Qiao Pte Ltd.

Legal Representative or Authorised Agent: /s/ LIU XIAO PING (signed)

Mailing Address:    No. 28, New Jinqiao Road, Pudong, Shanghai City,

 Postal Code: 201206

Name of Account: Shanghai Jin Qiao Pte Ltd.

Bank of Deposit and Account Number:    Jinqiao Agricultural Bank General Business Department

 033432 – 18015000341

Party B: i-STT Pte Ltd

Legal Representative or Authorised Agent: LEE CHOONG KWONG (signed)

Mailing Address: 20 Ayer Rajah Crescent #05-05/08 Singapore 139964

Bank of Deposit and Account Number: